Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated July 17, 2026, which includes an explanatory paragraph regarding the substantial doubt about the ability of JATT III Acquisition Corp to continue as a going concern, relating to the financial statements of JATT III Acquisition Corp as of June 30, 2026, and for the period from April 27, 2026 (inception) through June 30, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Irvine, California

August 7, 2026